Exhibit 10.6

GALECTO, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy of Galecto, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below, provided, however, that all compensation payable pursuant to this policy may be waived in whole or in part at the discretion of the Non-Employee Director:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.

Additional Annual Retainer for Non-Executive Chair of the Board: $35,000

Additional Retainers for Committee Membership:

Audit Committee Chair:	$10,000
Audit Committee member:	$10,000
Compensation Committee Chair:	$7,500
Compensation Committee member:	$7,500
Nomination and Corporate Governance Committee Chair:	$5,000
Nomination and Corporate Governance Committee member:	$5,000

Note: Chair and committee member retainers are in addition to the annual retainer for Board membership.

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of an option to purchase 18,000 shares of our common stock and subject to adjustment as determined by the Board (including, without limitation, to reflect the effect of any changes to the Company’s capital structure by way of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change), to each new non-employee director upon his or her election to the Board of Directors, which shall vest in 36 equal monthly installment from the date of vesting commencement, provided, however, that all vesting shall cease upon the cessation of the director’s service relationship with the Company, provided, further, that the Initial Award shall immediately vest upon a Sale Event (as defined in the 2020 Incentive Plan). This Initial

Award applies only to non-employee directors who are first elected to the Board of Directors subsequent to the Company’s initial public offering. Such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Incentive Plan) of the Company’s common stock on the date of grant.

Annual Award: On each date of the Company’s Annual Meeting of Stockholders following the completion of the Company’s initial public offering (the “Annual Meeting”), each new and continuing non-employee member of the Board of Directors will receive an annual equity award (the “Annual Award”) of an option to purchase 18,000 shares of our common stock and subject to adjustment as determined by the Board (including, without limitation, to reflect the effect of any changes to the Company’s capital structure by way of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change), which shall vest in 12 equal monthly installments commencing on the date of grant such that the Annual Award shall be fully vested upon the first anniversary of the date of grant; provided, however, that the Annual Award shall immediately vest upon a Sale Event (as defined in the 2020 Incentive Plan); provided, further, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. New directors who join the Board of Directors following the Annual Meeting shall be granted an Annual Award prorated for the number of full months of expected service until the next Annual Meeting. For the avoidance of doubt, a non-employee director who was a non-employee director of the Company prior to the effectiveness of the Company’s Registration Statement on Form S-1 shall not be eligible for an Annual Award in 2021. The Annual Award shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Incentive Plan) of the Company’s common stock on the date of grant.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Adopted October 20, 2020, subject to effectiveness of the Company’s Registration Statement on Form S-1.

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